Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Advanced Analogic Technologies (Hong Kong) Ltd., incorporated in Hong Kong on June 23, 1999.

Advanced Analogic Technologies Corporation, incorporated in the British Virgin Islands on September 21, 1999.

Advanced Analogic Technologies Holdings, Inc., incorporated in the British Virgin Islands on July 24, 2001.

Advanced Analogic Technologies Japan, Incorporated, incorporated in Japan on August 5, 2003.

Advanced Analogic Technologies Macao Commercial Offshore Limited, incorporated in Macau on March 14, 2005.

Advanced Analogic Technologies (China) Inc., incorporated in the People’s Republic of China on January 23, 2006.

Elite Micro Devices Inc., incorporated in the Cayman Islands on September 26, 2006.